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                                                                   EX-3.(ii)(o)

                          LIMITED PARTNERSHIP AGREEMENT

      This agreement ("Agreement") is entered into as of January 1, 1989, by and between CENTRAL MICHIGAN DISTRIBUTION CO., INC., a Virginia corporation (the "General Partner", or a "Partner"), and BRILL NEWSPAPERS, INC., a Virginia corporation, c/o Charles W. Laughlin, Esquire, 100 Shockoe Slip, Richmond, Virginia 23219, (the Limited Partner", or a "Partner", and collectively with the General Partner, the "Partners").

      1. Formation; Certificate. The parties hereto agree to form a partnership, which shall be named "Central Michigan Distribution Co., L.P." (the "Limited Partnership"), and the Partners are hereby admitted to the Limited Partnership. A certificate of limited partnership (as in effect from time to time, the "Certificate") initially Containing the form and substance of Exhibit A attached hereto shall be filed with the State Corporation Commission of Virginia, and the General Partner shall not be required to deliver or mail a copy of the Certificate, or of any certificate of amendment or cancellation thereof, or of any restated certificate of limited partnership, to any Limited Partner.

      2. Specified Office. The Limited Partnership shall continuously maintain a specified office (the "Specified Office"), which initially shall be at 215 North Main Street, Mount Pleasant, Michigan 48858, the present address of the General Partner. At all times the Limited Partnership shall keep at the Specified Office those records required to be kept there by ss.50-73.8 of the Virginia Revised Uniform Limited Partnership Act (the "Act"), and such records shall be subject to inspection and copying at the reasonable request, and at the expense, of any Partner during ordinary business hours.

      3. Powers. The Limited Partnership shall do business only under the name stated in the Certificate and will conduct only such business activities as the General Partner shall determine. The Limited Partner shall have no vote on any matter and shall not participate in or in the control of the business of the Limited Partnership, which control shall be vested exclusively in the General Partner. The General Partner shall have full and exclusive authority to act for and bind the Limited Partnership in all partnership matters under applicable laws.

      4. Initial Contributions. A statement of the amount of cash and a description and statement of the agreed value of any other property contributed to the Limited Partnership by each Partner as its initial capital contribution, receipt of which by the Limited Partnership is hereby acknowledged, is and shall remain on file with the Limited Partnership at the Specified Office. No interest shall accrue or be paid on the amount of such contributions.
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      5. Additional Contributions. As of the date hereof, no Partner has agreed to make any additional contribution to the Limited Partnership. A Limited Partner shall be obligated to contribute additional cash or property to or to perform services for the Limited Partnership only as and to the extent expressly set out in an enforceable agreement in writing, if any, hereafter entered into and executed by that Limited Partner and the Limited Partnership, and no other contribution to the Limited Partnership shall or may be required of any Limited Partner.

      6. Interim Distributions. No Partner shall have any right to receive and the Limited Partnership shall not make any interim distributions to the Partners except in distributive shares determined in accordance with the allocations set forth in Paragraph 7 and the provisions of this Agreement, and any such distribution shall be made only as and when determined by the General Partner. In no event shall the Limited Partnership make or shall a Partner receive a distribution from the Limited Partnership if, after giving effect to such distribution, the then liabilities of the Limited Partnership, other than any liabilities to the Partners on account of their interests in the Partnership, exceed the then fair value of the Limited Partnership's assets.

      7. Allocations; Capital Accounts. Subject to the remaining provisions of this paragraph, the Limited Partnership's income, gains, losses, deductions, or credits (and any items thereof) for the period shall be allocated among the Partners annually as of the close of business on the last day of each fiscal year of the Limited Partnership, as follows:

      General Partner                 3%
      Limited Partner                97%
                  Total             100%

For each Partner the Limited Partnership shall establish, determine, and maintain a separate account (the "Capital Account") consisting initially of such Partner's capital contribution and reflecting all interests of the Partner in the Limited Partnership, which Capital Account shall be determined and maintained throughout the full term of the Limited Partnership as required by and in accordance with ss.1.704-1(b)(2)(iv) of the Treasury Regulations (as in effect from time to time, the "Regulations"). Any items of income, gain, loss, deduction, or credit shall first be allocated so that each Partner is allocated such items of the Limited Partnership only to the extent that such Partner receives a corresponding economic benefit or bears a corresponding economic burden. No loss shall be allocated to any Partner, however, if such allocation would cause or increase a deficit balance in such Partner's Capital Account, after making reductions in such
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Partner's Capital Account as required by ss.1.704-1(b)(2)(ii)(d)(3) et seq. of the Regulations. If such reductions unexpectedly cause or increase a deficit balance in a Partner's Capital Account such Partner's Capital Account shall be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any funds to be distributed to the Partners upon a liquidation of the Limited Partnership or a Partner's interest therein shall be distributed only in accordance with the positive Capital Account balances of the Partners as then determined in accordance with the Regulations after allocating all gains or losses from the sale, exchange, or abandonment of the Limited Partnership's properties, and it is agreed that no Partner shall be liable to the Limited Partnership to restore any deficit balance that may exist in its Capital Account upon liquidation. If the Limited Partnership at any time incurs nonrecourse debt, the provisions of ss.1.704-1(b)(4)(iv) of the Regulations shall control in determining allocations of loss, deduction, or other partnership items, and a minimum gain charge-back shall be made in accordance with the Regulations.

      8. Withdrawal. The General Partner agrees that it will not withdraw from the Limited Partnership. It is agreed that the Limited Partner may withdraw from the Limited Partnership at any time upon not less than five (5) days written notice given to the General Partner. Upon its withdrawal the Limited Partner shall be entitled to receive from the Limited Partner-ship the fair value of its then interest in the Limited Partnership as of the date of its withdrawal based upon its right to share in distributions from the Limited Partnership. Such liquidating distribution may be made in kind, in whole or in part, as determined by the General Partner.

      9. Additional Partners. No new or additional partner shall be admitted to the Limited Partnership except upon the prior written agreement of all Partners hereafter entered into.

      10. Transferability. No Partner may assign, encumber, pledge, sell, mortgage, hypothecate, or otherwise transfer any rights or interest hereunder or in the Limited Partnership, in whole or in part, whether voluntarily or by operation of law, and no assignee or other transferee of any such rights or interest shall thereby become or obtain any right or interest as a partner of the Limited Partnership, or otherwise.

      11. Disability of a Partner. If any Partner is adjudicated a bankrupt, dissolved, liquidated, or otherwise terminated such action shall be considered a withdrawal of the Partner from the Limited Partnership.

      12. Partition. Each Partner hereby waives any and all rights to a partition of any or all of the property of the Limited

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Partnership.

      13. Dissolution and Winding Up. Unless sooner terminated by law the Limited Partnership shall be terminated and dissolved and its affairs wound up upon the first to occur of: (a) February 28, 2090; (b) the written consent of all Partners; (c) express written notice of such termination, dissolution, and winding up received by the General Partner from the Limited Partner; (d) the withdrawal of any Partner, unless, within ninety (90) days after a withdrawal of the General Partner, the then remaining Partner(s) agree(s) in writing to continue the business of the Limited Partnership and to the appointment of one or more additional General Partners if necessary or desired, or (e) entry of a decree of judicial dissolution under ss.50-73.50. of the Act. Upon dissolution and winding up the Limited Partnership's assets shall be distributed as required by the Act and this Agreement.

      14. Amendment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and may be amended only by a written agreement executed by all parties hereto.

      IN WITNESS WHEREOF, the Partners have executed this Agreement on the day, month, and year first above written.

                              General Partner

                              Central  Michigan  Distribution Co. Inc.


                              by /s/ Bonnie P. Brill
                                 --------------------------------
                                    a duly authorized officer

                              Limited Partner

                              Brill Newspapers, Inc.


                              by
                                -------------------------
                              a duly authorized officer
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                                    EXHIBIT A
                       Certificate of Limited Partnership
                                       of
                     CENTRAL MICHIGAN DISTRIBUTION CO., L.P.

      1. The name of the limited partnership ("Partnership")is "Central Michigan Distribution Co., L.P."

      2. The post office address of the office at which the records required to be maintained by the Partnership are kept is P.0. Box 447, 215 North Main Street, in the City of Mount Pleasant (County of Isabella), Michigan 48858.

      3. The name of the initial registered agent of the Partnership is Charles
W. Laughlin, who is a resident of Virginia member of the Virginia State Bar, and the business and post office address of the Partnership's registered agent is 100 Shockoe Slip, Richmond, Virginia 23219, located in the City of Richmond.

      4. The name and post office address of each general partner of the Partnership is:

            Central Michigan              P.0. Box 447
            Distribution Co., Inc.        215 North Main Street
                                          Mount Pleasant, MI 48858

      5. The latest date upon which the Partnership is to be dissolved and its affairs wound up is February 28, 2090.

                                    Central Michigan. Distribution Co.,
                                    Inc., the General Partner
                                    of Central Michigan Distribution
                                    Co. L.P.


                                    by:
                                       ----------------------------------
                                       (officer) of Central Michigan
                                       Distribution Co., Inc.

STATE OF VIRGINIA
CITY OF RICHMOND, to-wit:\

      The foregoing instrument was acknowledged before me on this the ____ day of _____ ____, by _______________________ as ________________ of
____________________________________________.
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                                          -----------------------------
                                                Notary Public

My Commission expires: